Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc. ® Reports Third Quarter 2010 Results

Net income increases to $3.5 million on MPS growth, improved asset quality & cost control

STORM LAKE, IOWA — (August 10, 2010)

Highlights for the fiscal 2010 third quarter ended June 30, 2010

•

Meta Financial Group (MFG, the Company) 2010 third quarter net income was $3.5 million compared to a net loss of $2.6 million in 2009. Year-to-date earnings were $9.9 million versus a $0.7 million loss in 2009.

•	The Meta Payment Systems (MPS) segment generated quarterly net income of $3.0 million compared to $0.1 million last year

•	The Traditional Bank (Retail Bank) segment reported net income of $0.7 million for the quarter compared to a loss of $2.4 million last year

•	Non-performing assets were 0.74% of total assets, improved from 1.76% and 2.41% at September 30, 2009 and June 30, 2009, respectively

•

MetaBank’s total risk-based capital ratio of 17.5%, remains well above the 10.0% requirement for a “well-capitalized” bank, and its Tier 1 Core ratio is 7.5% compared to the 5.0% well-capitalized standard

•	MPS June 2010 average deposits increased $151.4 million, or 34%, compared to June 2009

•	General and administrative expenses improved by $0.5 million or 4.0% from the prior year due to a continuing emphasis on cost control

Meta Financial Group (Nasdaq: CASH - NEWS) reported net income of $3.5 million for the 2010 third quarter or $1.11 per diluted share compared to a loss of $2.6 million or 99 cents per diluted share for the 2009 quarter.  Current quarterly earnings results were primarily driven by a $4.8 million decrease in Traditional Bank loan loss provision, a $3.8 million increase in MPS gross profit (net revenues less direct expenses), lower general and administrative expenses of $0.5 million, and an increase in Traditional Bank net interest income of $1.1 million.  Partially offsetting these improvements were an increase of $3.6 million in income tax expense due to higher earnings and a $0.5 million gain on an equity-related sale in the 2009 third quarter that did not reoccur in 2010.

Year-to-date net income for the nine months ended June 30, 2010 rose to $9.9 million or $3.37 per diluted share compared to a net loss of $0.7 million or 28 cents per diluted share for the prior year period.  The improvement resulted largely from higher MPS gross profit of $9.7 million and a lower Retail Bank loan loss provision of $6.8 million partially offset by an earnings driven increase in income tax expense of $6.3 million.

President and Chief Executive Officer J. Tyler Haahr commented, “Our third quarter results once again validate our prior initiatives to refocus the Meta Payment Systems business-to-business strategy while streamlining our delivery.  It is worth noting as well that the current quarter demonstrates the strength of our core business lines as it contained a relatively small level of tax-related income compared to the previous quarter.  Meanwhile, we have managed our asset portfolio mix to a more conservative risk profile over the last eighteen months and the June 30th non-performing asset ratio of 0.74% clearly illustrates our current solid position relative to peer banking averages.”

“The earnings momentum experienced in the current low interest environment indicates an interest margin opportunity in an increasing rate environment, made possible by our ability to generate large volumes of no-cost deposits.  This, along with our sustained cost management program, provides a wider basis for optimism going forward.  As in the past, we continue to monitor capital levels relative to expected growth in assets and will consider sources of additional capital if they match our strategic objectives,” Haahr concluded.

	Three Months Ended			Nine Months Ended
Summary Financial Data *	6/30/10	3/31/10	6/30/09	6/30/10	6/30/09
Net Interest Income – millions	$8.7	$9.0	$6.3	$25.0	$20.7
Non Interest Income – millions	18.8	37.6	16.9	78.5	66.0

Net Income (Loss) – millions	3.5	5.2	(2.6)	9.9	(0.7)
Diluted earnings (loss) per share	1.11	1.74	(0.99)	3.37	(0.28)

Net interest margin	3.45%	3.66%	3.19%	3.48%	3.49%
Non-performing assets - % of total assets	0.74%	1.04%	2.41%

MPS active cards – millions	28.7	23.0	20.0
MPS transaction volume – billions	$4.6	$5.3	$2.6	$13.8	$9.0

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2010 third quarter reached $28.9 million compared to $25.3 million for the same quarter last year.  The growth in this quarter was primarily driven by increased MPS fee revenue of $2.5 million.  Interest income increased by $1.6 million, or 19%, including $1.7 million related to average balance growth of $236.1 million in the Company’s security portfolio.

Total revenue for the current nine months ended June 30, 2010 was $108.0 million compared to $93.7 million in 2009, an increase of $14.3 million or 15%.  Interest income increased by $1.8 million, or 7%, and non-interest income increased by $12.4 million, or 19%.

Net Interest Income

Net interest income for the 2010 third quarter was $8.7 million, up $2.3 million, or 36%, from the same quarter last year.  Net interest margin improved to 3.45% for the 2010 third quarter compared to 3.19% for the 2009 third quarter.  Overall, asset yields declined by 23 basis points due to lower average yields in the mortgage-backed securities portfolio and a shift in the asset mix to more government guaranteed mortgage-backed securities (MBS).  MBS comprise 49% of average interest earning assets compared to 37% one year ago, in line with our desire to expand the more conservative, guaranteed portion of our investment portfolio.

Net interest income for the nine months ended June 30, 2010 was $25.0 million, up $4.2 million, or 20%, from 2009.  Contributing to this increase was a 21% increase in the average balance of earning assets, a 93 basis point decrease in rates paid on interest-bearing liabilities, and a $13.6 million reduction in the average balances of interest-bearing liabilities.  These items were partially offset by an overall asset yield decrease of 55 basis points, in large part due to both the lower rate environment and faster amortization of premiums resulting from increased prepayments in the Company’s mortgage-backed securities portfolio versus the prior year.

Overall, cost of funds for all deposits and amounts borrowed decreased to 0.60% during the 2010 third quarter from 1.07% during the 2009 third quarter.  As of June 30, 2010, low- and no-cost checking deposits represented 79% of total deposits compared to 77% one year earlier.  The increase was driven by growth of $151.4 million, or 34%, in MPS deposits as of the end of the quarter as compared to one year earlier.

The Company’s average earning assets for the 2010 third quarter grew by $209.5 million, or 26%, to $1.0 billion from $796.9 million during the same quarter last year.  This is primarily a reflection of the increase in the Company’s securities portfolio as the retail bank’s loan portfolio decreased by $26.6 million.

The Company’s average total deposits and interest-bearing liabilities for the 2010 third quarter increased $170.6 million, or 21%, to $966.3 million from $795.7 million for the same quarter last year.  This increase resulted mainly from an increase in MPS non-interest bearing deposits.

Non-Interest Income

2010 third quarter non-interest income of $18.8 million increased $1.9 million, or 11%, over the same quarter for 2009.  MPS fee income grew by $2.5 million or 16% primarily due to growth in credit programs.

Non-interest income for the nine months ended June 30, 2010 increased $12.4 million, or 19%, over the same period in the prior year.  The MPS segment accounts for $11.0 million of the comparable period growth and relates to the strength of credit and tax programs.

Non-Interest Expense

Non-interest expense increased $0.2 million, or 1%, to $21.2 million for the 2010 third quarter as compared to the same period in fiscal 2009.  The bulk of the increase occurred in variable card processing expense and was partially offset by lower personnel-related expense at MPS.

Card Processing expense for the 2010 third quarter was $8.1 million, or 10%, higher than the same period in 2009, primarily due to volume-related variable costs for prepaid and credit programs.

Compensation expense was $7.5 million for the 2010 third quarter, down $0.7 million, or 9%, from the same period in 2009.  Most of the decrease relates to the elimination of 47 positions in the MPS division in January 2010.  It is expected that the Company will realize approximately $5.0 million annually in reduced compensation and other costs due to this action.  In addition, Retail Bank staffing also has declined by 10 positions since June 2009.  The Company’s efficiency ratio (total non-interest expense divided by the sum of net interest income before provision for loan losses and total non-interest income) improved to 77.1% during the quarter from 90.2% in the same quarter last year.

Fiscal year-to-date 2010 non-interest expense increased by $3.7 million, or 5%, to $72.8 million.  Card processing expenses increased by $1.7 million, or 6% to $29.9 million, and personnel costs increased by $1.0 million, or 4% to $25.0 million stemming from increases in earlier quarters before the staffing reduction was effective.  In addition, data processing and marketing expenses increased $0.9 million, or 47%.  These higher costs were somewhat mitigated by reductions in legal and consulting expenditures.

Credit Quality

Retail Bank credit quality, asset quality ratios and its coverage ratio generally improved at June 30, 2010 compared to September 30, 2009.  Non-performing loans at June 30, 2010 were $5.6 million representing 1.5% of total loans compared to $12.6 million, or 3.2% of total loans at September 30, 2009.  Non-performing loans peaked at $17.2 million, or 4.2% at June 30, 2009.

Non-performing assets at June 30, 2010 were $7.2 million representing 0.74% of total assets compared to $14.7 million, or 1.76% at September 30, 2009 and down from a peak of 2.4% at June 30, 2009.  There were no non-performing loans or other assets within the MPS segment at June 30, 2010.

Loans

Total loans, net of allowance for loan losses, decreased $18.0 million, or 4.6%, to $373.6 million during the nine months ended June 30, 2010.  Commercial operating, commercial real estate, and one- to four-family residential real estate loans decreased $5.4 million, $21.0 million, and $6.0 million, respectively, due to lower demand in the Company’s markets and a reduction in purchased loans.  These decreases were primarily offset by an increase of $16.7 million in MPS-generated consumer loans.

In addition, the allowance for loan losses decreased $1.9 million since September 30, 2009.  The decrease primarily relates to the improvement in asset quality at the Retail Bank referenced in the previous paragraph and the charge off of previously-reserved problem loans.

Deposits and Other Liabilities

The Company continues to expand its low-and no-cost deposit portfolio as a result of growth in core programs at MPS.  Total average MPS-generated deposits were up $107.2 million, or 22%, for June 2010, as compared to September 2009 and $151.4 million or 34% from one year ago.  This increase results mostly from growth in prepaid card programs.  Retail bank average checking balances were up $9.7 million, or 27.3%, in June 2010, as compared to one year ago.  The Company decreased its average advances and other borrowings by $8.8 million during the nine months ended June 30, 2010.

Business Segment Performance

Meta Payment Systems

For the 2010 third quarter, MPS recorded net income of $3.0 million, or 93 cents per diluted share, as compared to net income of $0.1 million, or 3 cents per diluted share for the same period last year.

MPS 2010 third quarter revenue grew by 21.3%, from $17.4 million in fiscal 2009 to $21.1 million in 2010.  The average transfer pricing yield received for its deposits was 1.31% in 2009 and 1.59% in the 2010 period.  Non-interest income for the quarter increased from $15.7 million in fiscal 2009 to $18.2 million, or 16%, in 2010.  The growth was realized primarily in credit-related programs.

Loan loss provision expense decreased by $0.8 million over the prior year quarter primarily due to improved loss rates.

2010 third quarter non-interest expenses decreased by $0.1 million, or 0.5%, due to a reduction in compensation and benefits expense of $0.7 million, and lower overall general costs of $0.2 million, offset in part by a volume-related increase in direct program support costs of $0.8 million over the previous year third quarter.

Traditional Banking

The Traditional Banking segment recorded net income of $0.7 million, or 22 cents per diluted share, for the third quarter of fiscal year 2010, compared to a net loss of $2.4 million, or 93 cents per diluted share for the same quarter last year.  2010 third quarter results benefited from an increase in net interest income of $1.1 million and a decrease in provision for loan losses of $4.8 million from the 2009 third quarter, and were partially offset by a decrease in non-interest income by $0.6 million and an increase in operating expense of $0.4 million.  Included in the increase in net interest income was $1.7 million related to average balance growth of $198.1 million in the Company’s mortgage-backed security portfolio.

Other Information

MetaBank continues to meet and exceed all federal regulatory requirements to continue to be classified as a well-capitalized institution under prompt corrective action regulations.  MetaBank’s Tier 1 core capital to adjusted total assets ratio is 7.5% compared to a well-capitalized requirement of 5.0% and its total capital to risk-weighted assets ratio of 17.5% is well above the required 10.0% level to achieve well-capitalized status.  In addition, MetaBank’s Tier 1 core capital to risk-weighted assets ratio is 16.4% compared to a well-capitalized status requirement of 6.0%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the significant portion of the Company’s revenues that are derived from income tax-related programs; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	June 30, 2010	September 30, 2009
Assets
Cash and cash equivalents	$17,424	$6,177
Investments and mortgage-backed securities	497,204	364,838
Loans receivable, net	373,627	391,609
Other assets	73,046	72,153
Total assets	$961,301	$834,777

Liabilities
Deposits	$741,505	$653,747
Other borrowings	127,612	116,796
Other liabilities	22,387	16,889
Total liabilities	891,504	787,432

Shareholders’ equity	69,797	47,345
Total liabilities and shareholders’ equity	$961,301	$834,777

Consolidated Statements of Income

	For the 3 Months Ended June 30:		For the 9 Months Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2010	2009	2010	2009

Interest income	$10,114	$8,465	$29,561	$27,725
Interest expense	1,456	2,121	4,583	6,976
Net interest income	8,658	6,344	24,978	20,749
Provision for loan losses	609	6,277	14,778	18,676

Net interest income after provision for loan losses	8,049	67	10,200	2,073
Non-interest income	18,793	16,875	78,467	66,021
Non-interest expense	21,159	20,955	72,828	69,157

Income (loss) before income tax expense (benefit)	5,683	(4,013)	15,839	(1,063)
Income tax expense (benefit)	2,145	(1,431)	5,935	(329)

Net income (loss)	$3,538	$(2,582)	$9,904	$(734)

Earnings (loss) per common share
Basic	$1.15	$(0.99)	$3.44	$(0.28)
Diluted	$1.11	$(0.99)	$3.37	$(0.28)

Selected Financial Information

	2010	2009
For the 9 Months Ended June 30,
Return on average assets	1.31%	-0.11%
Return on average equity	23.30%	-2.07%
Average shares outstanding for diluted earnings per share	2,940,646	2,597,655

	June 30, 2010	September 30, 2009
At Period Ended:
Equity to total assets	7.26%	5.67%
Book value per common share outstanding	$22.64	$17.97
Tangible book value per common share outstanding	$21.75	$17.13
Common shares outstanding	3,082,612	2,634,215
Non-performing assets to total assets	0.74%	1.76%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588